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                 [WINSTEAD SECHREST & MINICK P.C. LETTERHEAD]




                                                               EXHIBIT 8.4


                               September 24, 1997

Post Properties, Inc.
3350 Cumberland Circle, Suite 2200
Atlanta, Georgia 30339

Columbus Realty Trust
15851 Dallas Parkway
Dallas, Texas 75248

         Re:  REIT Opinion

Ladies and Gentlemen:

         We have acted as counsel to Columbus Realty Trust (the "Company") in connection with the Agreement and Plan of Merger by and among the Company, Post Properties, Inc., a Georgia corporation ("Post") and Post LP Holdings, Inc., a Georgia corporation ("Merger Sub"), dated as of August 1, 1997 (the "Merger Agreement"), and any transactions related thereto and which are described in the Joint Proxy Statement-Prospectus of Post and the Company dated September 24, 1997 (the "Joint Proxy Statement-Prospectus"). This opinion is delivered pursuant to Section 6.2.4 of the Merger Agreement and relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for taxable years beginning with the taxable year ending December 31, 1993.

         For the purpose of rendering our opinion, we have examined and are relying upon the truth and accuracy, at all relevant times, of the statements and representations contained in the following documents:

         1.       The Amended and Restated Declaration of Trust of the Company.

         2.       The Amended and Restated Bylaws of the Company.

         3.       The Joint Proxy Statement-Prospectus.



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Columbus Realty Trust
September 24, 1997
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         4. Representations made to us by officers of the Company in certificates (the "Certificates") dated of even date herewith and delivered to us in connection with the Joint Proxy Statement-Prospectus or this letter. When such representations involve such matters of law, we have explained the relevant provisions of the Code and Treasury Regulations to the officers in question and are satisfied that they understand such provisions and are capable of making such representations.

         5. Such other books, records and instruments of the Company and entities in which the Company owns an interest as we deemed necessary for purposes of this opinion.

         In connection with rendering this opinion, we have assumed to be true and are relying upon, without any independent investigation or review thereof, the following:

         1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and authenticity of the originals of such documents.

         2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents.

         Based on our examination of the foregoing items, subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code beginning with its taxable year ending December 31, 1993 and for subsequent years ending on or before the date hereof and its current organization and method of operation should allow it to continue to qualify as a REIT for the taxable year ended on the date of the Merger.

         In addition to the matters set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

         1. Our opinion expressed herein is based upon our interpretation of the existing provisions of the Code and existing judicial decisions, administrative regulations and rulings and revenue procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

         2. Our opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion.



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Columbus Realty Trust
September 24, 1997
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         In the event any one of the statements, representations, or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon.

         We hereby consent to the reference to us under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the Joint Proxy Statement-Prospectus, and to the filing of this opinion as an Exhibit to the Joint Proxy
Statement-Prospectus.

                                                Very truly yours,

                                                WINSTEAD SECHREST & MINICK P.C.

                                                By:/s/ Thomas R. Helfand
                                                   ----------------------------
                                                    Thomas R. Helfand